Exhibit 10b



                            AMENDMENT

                               TO

                     EMPLOYMENT  AGREEMENT

	THIS AMENDMENT to Employment Agreement (the "Amendment") is dated as of May 7, 2001 between FPL Group, Inc., a Florida corporation (the "Company"), and Thomas F. Plunkett (the "Executive").

	WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated as of May 10, 1999 (the "Agreement"); and

	WHEREAS, pursuant to its terms, the Agreement became effective as a result of the change of control of the Company (as defined in Section 2 thereof) that occurred on December 15, 2000; and

	WHEREAS, pursuant to Section 14 of the Agreement the parties may amend the Agreement by written agreement executed by the parties; and

	WHEREAS, the parties desire to amend the Agreement pursuant to the terms and conditions hereof, effective as of June 4, 2001 (the "Amendment Effective Date");

	NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, the Company and the Executive hereby amend the Agreement as follows:

	1.	Shortened Employment Period.  Section 3 of the Agreement
is hereby revised in its entirety to read as follow:

		Employment Period.   The Company hereby agrees to continue
the Executive in its employ and the Executive hereby agrees to remain in the employ of the Company for a period commencing on the Effective Date and ending on November 30, 2001 (the "Employment Period"). Notwithstanding the foregoing, during the period beginning June 4, 2001 and ending on November 30, 2001 (the "Expiration Date"), the Company will permit the Executive to perform his services for the Company at his principal residence, provided, however, that the Executive understands and agrees that the Company may require him to perform his services for the Company at its headquarters from time to time, as needed.

	2.	Resignation Without Good Reason.  The Executive hereby
acknowledges that his resignation from his employment with the Company as of the Expiration Date is without Good Reason (as defined in Subsection 6(c) of the Agreement).

	3.	Payments and Benefits Upon Resignation Without Good
Reason. Effective as of the Expiration Date, the Company and the Executive agree that the Executive shall not be entitled to the payments and benefits set forth in Subsections 7(a), (b) and (c) of the Agreement (relating to payments and benefits upon Executive's death, disability, or termination other than for Cause or resignation for Good Reason), but shall be entitled to the payments and benefits set forth in Subsection 7(d) of the Agreement (relating to payments and benefits as a result of a resignation without Good Reason), except as follows:

		(a)	Vacation.  Effective as of the Amendment
Effective Date, Subsection 5(i) of the Agreement (relating to vacation benefits) is hereby deleted in its entirety, and the Executive hereby agrees to forfeit any vacation benefits to which he otherwise would be entitled under the Agreement or any other plan, policy, program, or practice, absent this Amendment.

		(b)	Annual Bonus.  Subsection 5(b) of the Agreement
(relating to annual bonuses) is hereby deleted in its entirety, and the Executive hereby acknowledges and agrees that he may be awarded, in the sole and absolute discretion of the Company, an annual bonus for the portion of the Company's 2001 fiscal year during which he was employed.

		(c)	Welfare Benefits.  Subsection 5(e) of the
Agreement (relating to health and other employee welfare benefits) is hereby deleted in its entirety, and the Executive hereby acknowledges that notwithstanding any provision of the Agreement to the contrary, he (i) shall participate only in the Company's retiree health and retiree life plans, and (ii) shall be eligible to participate, at his own expense, in the Company's executive medical, dental, and vision plans in accordance with Part 6 of Title I of the Employee Retirement Income Security Act of 1974 (commonly referred to as COBRA coverage).

		(d)	Long Term Incentive Awards.  Subsection 5(c) of
the Agreement (relating to long term incentive awards) is hereby deleted in its entirety. The Executive hereby agrees that all outstanding shareholder value, performance share, restricted stock, and stock option awards to which he would otherwise be entitled under the Company's Long Term Incentive Plan, absent this Amendment, shall be cancelled and, in lieu of such awards, Executive shall be paid $1,000,000 (One Million Dollars), less any required tax withholding, on the Company payroll date coincident with or immediately following the Expiration Date or as soon thereafter as is administratively practicable.

		(e)	Other Benefits.  Subsections 5(d) (relating to
the pension and thrift plans), (f) (relating to reimbursement of expenses),
(g) (relating to fringe benefits), and (h) (relating to office and support staff) of the Agreement are hereby deleted in their entirety.

	4.	General Release.  In exchange for the payments and
benefits described above, the Executive hereby agrees that on or about the Expiration Date he shall execute a general release of all claims, actions, causes of action and the like in a form and manner satisfactory to the Company.

	5.	Effective Date.  This Amendment shall be effective as of
the Amendment Effective Date, except as otherwise provided herein. In all other respects, the Agreement shall remain unchanged by this Amendment.

	EXECUTIVE



	THOMAS F. PLUNKETT
        ----------------------
        Thomas F.  Plunkett


	FPL GROUP, INC.



	By:  LAWRENCE J. KELLEHER
        ---------------------------

	Lawrence J. Kelleher, VP Human Resources